Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Crown Reserve Acquisition Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right (“Share Right”) to receive one-seventh of one Class A ordinary share(2)	457(a)	17,681,250	$10.00	$176,812,500	0.0001531	$27,069.99
Fees to Be Paid	Equity	Class A ordinary shares, $0.0001 par value included as part of the units(3)	457(g)	17,681,250	—	—	—	—	(4)
Fees to Be Paid	Equity	Share Rights included as part of the units(3)	457(g)	17,681,250	—	—	—	—	(4)
Fees to be Paid	Equity	Class A ordinary shares underlying the Share Rights included as part of the units	457(g)	2,525,892	$10.00	$25,258,920	0.0001531	3,867.14
	Total Offering Amounts					$202,071,420		$30,937.13
	Total Fees Previously Paid							—
	Net Fee Due							$30,937.13

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents 17,681,250 units, including (a) 15,000,000 units to be issued in the offering and up to 2,250,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, and (b) up to 431,250 units issued as part of the underwriting compensation in connection with the offering, each consisting of one Class A ordinary share and one right entitling the holder to receive one-seventh of one Class A ordinary share.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).